Exhibit 99.1


                  Haemonetics Reports First Quarter Results

                          Affirms Full Year Guidance

    BRAINTREE, Mass., July 29 /PRNewswire-FirstCall/ -- Haemonetics Corporation reported today first quarter 2005 net revenue of $95 million, a 7% increase over first quarter fiscal 2004. Diluted net earnings per share were $0.38, up 81% over Q1:04. The Company also affirmed its full fiscal 2005 guidance of mid-single digit revenue growth, gross profit margins in the high 40% range, operating income growing more than 20%, improved operating margin, and net earnings per share in the range of $1.38 to $1.43.

    FINANCIAL HIGHLIGHTS

    Haemonetics reported the following financial results for the quarter:

    -- Net revenue of $95 million, up 7% from $88 million in Q1:04

    -- Gross profit of $47 million, up 19% from $40 million in Q1:04

    -- Gross margin of 50%, up from 45% in Q1:04

    -- Operating expenses of $32 million, up 2% from $31 million in Q1:04

    -- Operating income of $15 million, up 83% from $8 million Q1:04

    -- Operating margin of 16%, up from 9% in Q1:04

    -- Net earnings per share of $0.38, up 81% from $0.21 in Q1:04

    Several factors affected the Company's financial results in the quarter. There was a $4 million negative impact to revenue due to consolidation in the plasma market. Currency affected results favorably. There was also a $600 thousand income tax benefit in the quarter in Japan that is reflected in this quarter's 32% income tax rate. The Company projects the tax rate to be 36% for the balance of the year.
    Haemonetics will post a non-GAAP financial reconciliation on its website prior to its conference call.
    Haemonetics maintained a strong balance sheet, highlighted by a cash increase of $12 million to an ending cash balance of $130 million. The
Company achieved $9.5 million of cash flow from operating activities for the quarter.
    Brad Nutter, Haemonetics' President and CEO, said, "It was a challenge to produce these strong results in light of the loss in revenue versus last year in the plasma market. We did this by continuing to grow in all other product lines. At the same time, our bottom line improved because we managed costs and expenses well."

    DONOR PRODUCT LINE HIGHLIGHTS

    Plasma disposables revenue was $25 million for the quarter, down 14% over Q1:04.
    Blood bank disposables revenue was $31 million, up 19% over Q1:04. Platelet disposables represent the majority of the blood bank product line, and about 80% of platelet disposables revenues are in Europe and Japan. These regions continued to perform well and experienced favorable impact from currency.
    Red cell disposables revenue was $6 million, up 42% over Q1:04. This product is predominantly sold in the U.S. where blood shortages are more frequent.
    In the quarter, Haemonetics renegotiated and extended its agreement with the American Red Cross. The Red Cross launched its national double red cell donation program in 2002 and has now implemented a significant number of collection devices across 19 of its 35 regions to support its efforts to increase supply of type O and B red cells.

    PATIENT PRODUCT LINE HIGHLIGHTS

    Cell Saver(R) brand disposables revenue was $16 million, up 4% over Q1:04 despite a decline in open heart surgeries.
    OrthoPAT(R) brand disposables revenue was $4 million, up 71% over Q1:04. The OrthoPAT brand has gained momentum, posting growth over 30% for five consecutive quarters.

    SUMMARY OF RECENT ANNOUNCEMENTS

    In the quarter, Haemonetics reported on several activities in support of its strategy to leverage its core business to improve growth and profitability.
    In April, the Company's stand-alone bacterial detection blood sampling system was cleared for use in the U.S. Bacterial detection of platelets was mandated by the American Association of Blood Banks in March 2004. Therefore, Haemonetics' technology supports blood center customers' regulatory needs.
    In June, the Company announced it had extended for three years its exclusive marketing agreement in Japan with Arizant Inc. for Arizant's Bair Hugger(R) patient warming system. Additionally, Haemonetics will market Arizant's Ranger(R) product line, a blood fluid warming system, in Japan once the system clears the Japanese regulatory process.
    Also in June, Haemonetics received U.S. regulatory clearance for its high-separation ("HS") core bowl, a proprietary plasma collection bowl that removes white blood cells from plasma without the need for an attached filtration device. The system meets customers' needs and gives them a significant improvement in plasma quality and ease of collection.
    Finally, early in the second quarter, Haemonetics announced that it will exclusively market Crit-Scan(R) to blood and plasma collectors globally. Crit-Scan is manufactured by Hema Metrics Inc. and is the first non-invasive device to measure hematocrit in blood without a painful needle stick to the finger or ear.
    "We will continue to leverage our strong market share and brand name to grow our business. We are confident that we can achieve continued growth and profitability to meet full year guidance," Mr. Nutter said.

    CONFERENCE CALL DETAILS

    Haemonetics will hold a conference call on Thursday, July 29th at 10:00 am eastern to review financial and operational highlights. Interested parties can participate by calling (800) 921-9431 (US only) or (973) 935-8505. The call will be replayed through August 12th at (877) 519-4471 (US only) or
(973) 341-3080 using PIN 4938383.
    Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.
    This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.
    Cell Saver and OrthoPAT are registered trademarks of Haemonetics Corporation. Bair Hugger and Ranger are registered trademarks of Arizant Inc. Crit-Scan is a registered trademark of Hema Metrics Corp.


      Haemonetics Corporation Financial Summary for the First Quarter FYE05

              (Unaudited data in thousands, except per share data)

    CONSOLIDATED INCOME STATEMENT                                  % Inc/(Dec)
                                                                    vs prior
                                               7/3/04    6/28/03        year
    NET REVENUES                             $94,602     $88,283        7.2
    Gross profit                              47,100      39,586       19.0
          R&D                                  4,054       4,997      (18.9)
          S, G & A                            28,084      26,403        6.4

    Operating expenses                        32,138      31,400        2.4

    Operating income                          14,962       8,186       82.8
          Interest expense                      (661)       (786)     (15.9)
          Interest income                        363         283       28.3
          Other income (expense), net           (232)        103     (325.2)

    Income before taxes                       14,432       7,786       85.4

    Tax expense                                4,612       2,803       64.5

    NET INCOME                                $9,820      $4,983       97.1

    Net income per common share
    assuming dilution                          $0.38       $0.21       81.0

    Weighted average number of shares
          Basic                               25,155      24,063
          Diluted                             25,579      24,223


    PROFIT MARGINS


    Gross profit                               49.8%       44.8%
    R&D                                         4.2%        5.6%
    S, G & A                                   29.7%       29.9%
    Operating income                           15.8%        9.3%        6.5
    Income before taxes                        15.3%        8.8%        6.5
    Net income                                 10.4%        5.6%



    REVENUE ANALYSIS
                                                       %
                                  7/3/04 6/28/03  Inc/(Dec)
    Revenues by Geography
            United States        $32,907  $31,552    4.3
            International         61,695   56,731    8.8
            Net Revenues         $94,602  $88,283    7.2

    Disposable Revenues by Product Family

    Donor:
            Plasma                25,486   29,589  (13.9)
            Blood Bank            30,769   25,949   18.6
            Red Cell               6,461    4,564   41.6
                                  62,716   60,102    4.3
    Patient:
            Surgical             $20,773  $18,293   13.6

            Subtotal             $83,489  $78,395    6.5

    Equipment                      6,673    4,486   48.8
    Misc & Service                 4,440    5,402  (17.8)
    Net Revenues                 $94,602  $88,283    7.2


                                                         Period ending
    BALANCE SHEET:                                7/3/04              4/3/04

    Assets
    Cash & cash equivalents                      $130,356            $118,117
    Accounts receivable, net                       84,046              82,640
    Inventories, net                               52,589              52,235
    Other current assets                           28,676              28,457
       Total current assets                       295,667             281,449
    Net PP&E                                       73,810              78,030
    Other assets                                   46,906              47,915

       Total assets                              $416,383            $407,394



                                              Period ending
                                        7/3/04                4/3/04

    Liabilities & Stockholders' Equity
    S/T debt & current maturities       $30,647             $32,818
     Other current liabilities           59,581              63,025
    Total current liabilities            90,228              95,843
    Deferred tax liability, net           1,592               1,682
    Long-term debt                       25,322              25,442
    Other long-term liabilities           4,609               4,678
    Stockholders' equity                294,632             279,749

    Total liabilities & equity         $416,383            $407,394

    Contact:
     Julie Fallon
     Tel. (781) 356-9517
     Alternate Tel. (617) 320-2401
     fallon@haemonetics.com

SOURCE  Haemonetics Corporation
    -0-                             07/29/2004
    /CONTACT: Julie Fallon of Haemonetics Corporation, +1-781-356-9517, fallon@haemonetics.com/
    /Web site:  http://www.haemonetics.com/
    (HAE)

CO:  Haemonetics Corporation
ST:  Massachusetts
IN:  MTC BIO
SU:  ERN CCA MAV